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                         INVESTMENT ADVISORY AGREEMENT

          MONETTA FUND, INC., a Maryland corporation registered under the Investment Company Act of 1940 (1940 Act) as an open-end diversified management investment company (Fund), and MONETTA FINANCIAL SERVICES, INC., a Delaware corporation registered under the Investment Advisers Act of 1940 as an investment adviser (Adviser), agree that:

          1. Engagement of Adviser. Adviser shall manage the investment and reinvestment of the assets of Fund, subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this agreement. Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning Fund in Fund's charter, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (1933
Act), and to the provisions of the Internal Revenue Code applicable to Fund as a regulated investment company. Adviser shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Fund in any way.

          Adviser is authorized to make the decisions to buy and sell securities of Fund, to place Fund's portfolio transactions with securities broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of Fund. Adviser is authorized to exercise discretion within Fund's policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

          2. Expenses to be paid by Adviser. Adviser shall furnish, at its own expense, office space to Fund and all necessary office facilities, equipment and personnel for managing the assets of Fund. Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of Fund, all expenses of marketing shares of Fund; all expenses of maintaining the registration of shares of Fund under the 1933 Act and of qualifying and maintaining qualification of shares of Fund under the securities laws of such United States jurisdictions as Fund may from time to time reasonably designate; all expenses in determination of daily price computations, placement of securities orders and related bookkeeping; and all other expenses of Fund not allocated to Fund pursuant to section 3.

          3. Expenses to be paid by Fund. Fund shall pay the fees of Adviser pursuant to section 4; all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund; all costs of borrowing money by Fund; and all extraordinary expenses, including litigation expenses, not incurred in the ordinary course of the Fund's operations. In addition to the payment of expenses, Fund shall also
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pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities.

          4. Compensation of Adviser. For the services to be rendered and the charges and expenses to be assumed and to be paid by Adviser hereunder, Fund shall pay to Adviser a monthly fee of 1/12 of 1% of the average daily net asset value of Fund. The fee for any month or portion thereof shall be paid no later than the fifteenth day of the following month.

          5. Limitation of expenses of Fund. The total expenses of Fund, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to Adviser, shall not in any year exceed the most restrictive limits prescribed by any state in which Fund's shares are then being offered for sale, and Adviser agrees to reimburse Fund for any sums expended for such expenses in excess of that amount. Brokers' commissions and other charges relative to the purchase and sale of portfolio securities shall not be regarded as expenses.

          6. Services of Adviser not exclusive. The services of Adviser to Fund hereunder are not to be deemed exclusive, and Adviser shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

          7. Services other than as Adviser. Adviser (or any affiliate of Adviser) may act as broker for Fund in connection with the purchase or sale of securities by or to Fund if and to the extent permitted by procedures adopted from time to time by the board of directors of Fund. Such brokerage services are not within the scope of the duties of Adviser under this agreement, and, within the limits permitted by law and the board of directors of Fund, Adviser (or any affiliate of Adviser) may receive brokerage commissions, fees or other remuneration from Fund for such services in addition to its fee for services as Adviser. Within the limits permitted by law Adviser may receive compensation from Fund for other services performed by it for Fund which are not within the scope of the duties of Adviser under this agreement.

          8. Limitation of Liability of Adviser. Adviser shall not be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission of Adviser, or of any of the directors, officers, employees or agents of Adviser, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Adviser in the performance of its duties or by reason of reckless disregard by Adviser of its obligations and duties under this agreement.

          9. Duration and renewal. Unless terminated as provided in section 10, this agreement shall continue in effect until two years from the date of its execution, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Fund or of Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a "majority of the outstanding shares of Fund" (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

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          10.  Termination.  This agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days' written notice to Adviser. This agreement may be terminated by Adviser at any time upon 60 days' written notice to Fund. This agreement shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

          11. Amendment. This agreement may not be amended without the affirmative vote (a) of a majority of those directors who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of Fund or of Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of Fund.

          12. Use of Adviser's Name. Fund may use the name Monetta Fund, Inc. or any other name using or derived from the name "Monetta" only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, Fund will (by corporate action, if necessary) cease to use any name using or derived from the name "Monetta," any name similar thereto or any other name indicating that it is advised by or otherwise connected with Adviser, or with any organization that shall have succeeded to Adviser's business as investment adviser.

Dated November 8, 1988

                                       MONETTA FUND, INC.

                                       By /s/ Robert S. Bacarella
                                          -----------------------------
                                                  President

                                       MONETTA FINANCIAL SERVICES, INC.

                                       By /s/ Robert S. Bacarella
                                          -----------------------------
                                                  President

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